Exhibit 99



                                                                 PR NEWSWIRE

                 NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
           THE DISTRIBUTION FOR THE SECOND QUARTER OF FISCAL 2004


          RED BANK, N.J. April 29, 2004 -- The Trustees of North European Oil Royalty Trust (NYSE-NRT) approved a quarterly distribution of 43 cents per unit, payable on May 26, 2004 to holders of record on May 14, 2004.

          John R. Van Kirk, Managing Director, noted that this quarter's distribution was 7 cents below the distribution made for last year's equivalent quarter. Only the information on gas sales from the higher royalty rate area of western Oldenburg has been received at this time. The remediation program instituted by the operating companies to address the fall-off in gas production is ongoing but will likely not have any significant impact on production until fiscal 2005. Gas sales from western Oldenburg decreased by 15.1% from 20.3 Billion cubic feet ("Bcf") to 17.3
Bcf.   The increase in the Euro/dollar exchange rate that began in late 2002 continues to counter the high dollar prices we are seeing for oil on the international market. With the price of German oil used as a factor in the pricing of gas, the resulting German gas prices have continued to lag behind last year's prices. While this quarter's average gas price has improved over the prior quarter, it shows a 8.6% decline from the prior year's equivalent quarter falling from 1.3761 Euro cents per Kwh ("Ecents/Kwh") to
1.2583 Ecents/Kwh. The average value of the Euro for the current quarter based on the transfer of royalties from western Oldenburg was $1.2106, an increase of 12.3% from the average value of $1.0778 for the prior year's period. Using this exchange rate to convert German gas prices into familiar terms yields an average price of $4.34 per Mcf under the higher royalty rate agreement.

          Total distributions of $0.89 per unit for the first six months of fiscal 2004 were 12 cents lower than the $1.01 distributed for last year's six month period. Distributions are made to Trust unit owners from royalties received from the sales of gas, sulfur and oil from the Trust's royalty holdings in Germany. The May distribution reflects royalties from sales made during the first calendar quarter of 2004. The Trust makes quarterly distributions to unit owners during the months of February, May, August and November.

          Contact -- John H. Van Kirk, Managing Trustee of North European Oil Royalty Trust, or John R. Van Kirk, Managing Director, at P.O. Box 456;
Red Bank, N.J. 07701, telephone: (732) 741-4008, E-Mail: neort@aol.com.
Website: www.neort.com.